Filed pursuant to Rule 433

Dated September 2, 2014

Relating to

Preliminary Prospectus Supplement dated September 2, 2014 to

Prospectus dated October 15, 2013

Registration Statement No. 333-191713

Packaging Corporation of America

$400,000,000 3.650% Senior Notes Due 2024

Pricing Term Sheet

September 2, 2014

Issuer:	Packaging Corporation of America

Ratings (Moody’s / S&P)*:	Moody’s: Baa3 / S&P: BBB

Security Type:	Senior Unsecured Notes

Principal Amount:	$400,000,000

Pricing Date:	September 2, 2014

Settlement Date:	September 5, 2014 (T+3)

Maturity Date:	September 15, 2024

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning on March 15, 2015

Record Dates:	March 1 and September 1

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Price:	99-21

Benchmark Treasury Yield:	2.414%

Spread to Benchmark Treasury:	127 basis points

Yield to Maturity:	3.684%

Coupon:	3.650%

Public Offering Price:	99.716%

Optional Redemption

Make-Whole Call:	Treasury Rate plus 20 basis points (prior to June 15, 2024)

Par Call:	On or after June 15, 2024

CUSIP / ISIN:	695156AR0 / US695156AR08

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Well Fargo Securities, LLC

Co-Managers:

BMO Capital Markets Corp.

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Citigroup Global Markets Inc.

Rabo Securities USA, Inc.

TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or (iii) Wells Fargo Securities, LLC toll-free at 1-800-326-5897.